Exhibit B

HOW TO VOTE

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock or Depositary Shares you own, please give Casablanca your proxy FOR the election of the Nominees by taking three steps:

●	SIGNING your GOLD proxy card,

●	DATING your GOLD proxy card, and

●	MAILING your GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock or Depositary Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock or Depositary Shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the voting form enclosed with your proxy card for instructions on how to vote electronically. You may also vote by signing, dating and returning your GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Stockholders Call Toll-Free at: (877) 274-8654
E-mail: info@okapipartners.com